UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 3, 2016

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

For the reasons discussed below, the Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Barrett Business Services, Inc. (the “Company”), at a meeting held on March 4, 2016, determined that the Company’s previously issued financial statements (i) for the fiscal years ended December 31, 2012, 2013 and 2014, and each respective quarter in those fiscal years, and (ii) as of and for the quarters ended March 31 and June 30, 2015, must be restated and should not be relied upon.

On March 3, 2016, the Audit Committee met with James D. Miller, the Company’s then Chief Financial Officer. Mr. Miller reported that he had made unsupported journal entries in the Company’s financial records during each calendar quarter of 2013 and offered to resign. Based on information provided by Mr. Miller and additional analysis by the Company, the effect of these entries for the full year ended December 31, 2013, was to overstate direct payroll costs by a total of approximately $1.4 million (correction of which results in a corresponding increase in Professional Employer Organization (PEO) revenues), payroll taxes and benefits expenses by a total of approximately $9.7 million, and selling, general and administrative expenses by a total of approximately $0.9 million, and to understate workers’ compensation expense by a total of approximately $12.0 million. The Audit Committee believes that the improper journal entries had no effect on the Company’s consolidated balance sheets or on income from operations, net income, or earnings per share for any quarterly period in fiscal 2013 or for the year ended December 31, 2013.

The Audit Committee met on March 4, 2016, to discuss the foregoing issues further, including termination of Mr. Miller’s employment as an officer and employee of the Company the previous day, as reported under Item 5.02 below. The Audit Committee is in the process of engaging a Big Four accounting firm to conduct an independent forensic accounting investigation of the Company’s financial records for the five years beginning January 1, 2011, as well as the first quarter of 2016, to evaluate whether other accounting irregularities occurred during those periods.

As previously reported in its Current Report on Form 8-K filed on February 11, 2016, the Company’s management, under the oversight of the Audit Committee, has been in the process of analyzing whether restatement of the Company’s unaudited interim consolidated financial statements for the quarters ended June 30, 2014, and September 30, 2014, may be required. Management, in consultation with the Company’s independent registered public accounting firm, Moss Adams LLP (“Moss Adams”), concluded that a restatement for those periods is required, and the Company’s Controller, Mark Cannon, so advised the Audit Committee at its meeting on March 4, 2016. The restatement is expected to increase workers’ compensation expense for the second quarter of 2014 by approximately $85.0 million, with a corresponding decrease in workers’ compensation expense for the third quarter of 2014.

In the course of reviewing the workers’ compensation reserves, management also discovered that workers’ compensation expense for the third quarter of 2014 needs to be increased by $3.0 million (with a corresponding decrease in the 2014 fourth quarter) due to the omission of a reserve established to cover unallocated loss adjustment expenses that would be incurred if the Company ceased to provide workers’ compensation claims services in the future.

In its Current Report on Form 8-K filed on February 12, 2016, the Company reported that it was evaluating a possible change in the accounting treatment for fees paid to its long-standing third-party claims administrator, CorVel Enterprise Comp, Inc. (“CorVel”). CorVel assists the Company with medical cost containment (“MCC”) related to workers’ compensation claims. These efforts include, but are not limited to, bill review, a process in which CorVel reviews invoices submitted by healthcare providers to ensure compliance with workers’ compensation program reimbursement limits.

In periods prior to January 1, 2016, MCC fees paid to CorVel were recognized as period expenses as they were incurred. At the direction of the Audit Committee, the Big Four accounting firm referred to above was engaged to provide an independent evaluation of whether generally accepted accounting principles instead require that an estimate of such expenses be accrued in workers’ compensation claims liabilities. Management reported at the Audit Committee’s March 4, 2016, meeting that the accounting firm had advised that the proper accounting treatment of the MCC expense is to accrue it rather than treating it as a period expense. As a result of the change in accounting treatment for the MCC fees, the Company’s preliminary estimate of increases in workers’ compensation expense for the years ended December 31, 2013 and 2014 is approximately $664,000 and $685,000, respectively. In addition, as of December 31, 2012, retained earnings shown in the Company’s balance sheets is expected to be approximately $7.9 million lower due to the effect of the accrued liability for earlier periods.

The financial statements for the second, third and fourth quarters of each of 2013 and 2014 will also reflect the correction of an error resulting from the Company’s conversion of its payroll software during 2013. In connection with the conversion, incorrect rates were entered for the calculation of federal unemployment taxes and California state unemployment taxes. The correction of the error will result in moving approximately $3.0 million of payroll tax expense from 2014 into 2013.

The table below summarizes the effect of the corrections and restatements described above:

TABLE 1: Summary of Adjustments to Pre-Tax Income
Consolidated Statement of Operations (Selective Components)
(in millions, amounts are unaudited, preliminary, and subject to change)
Annual Periods	As previously
	reported		Restated
	Year Ended	Net	Year Ended
	December 31, 2014	Adjustments	December 31, 2014

Revenues	$636.2	$-	$636.2
Cost of Revenues
Direct payroll costs	126.4	-	126.4
Payroll taxes and benefits	266.9	(3.0)	263.9
Workers' compensation	212.5	0.7	213.2
	605.8	(2.3)	603.5
Gross margin	30.4	2.3	32.7
SG&A	73.8	-	73.8
(Loss) income from operations	(45.9)	2.3	(43.6)
(Loss) income before income taxes	(45.3)	2.3	(43.0)

	As previously
	reported		Restated
	Year Ended	Net	Year Ended
	December 31, 2013	Adjustments	December 31, 2013

Revenues	$532.9	$1.4	$534.3
Cost of Revenues
Direct payroll costs	108.8	-	108.8
Payroll taxes and benefits	229.0	(6.8)	222.2
Workers' compensation	108.6	12.7	121.3
	446.4	5.9	452.3
Gross margin	86.5	(4.5)	82.0
SG&A	60.1	(0.9)	59.2
(Loss) income from operations	24.4	(3.6)	20.8
(Loss) income before income taxes	24.9	(3.6)	21.3

Due to the issues described above, the Company’s Chief Executive Officer and Interim Chief Financial Officer have determined that one or more material weaknesses in the Company's internal control over financial reporting exist, such that management’s reports regarding the effectiveness of the Company’s internal control over financial reporting included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2013, and December 31, 2014, must be revised to state that the Company’s internal control over financial reporting was ineffective as of those dates. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The existence of one or more material weaknesses precludes a conclusion by management that a corporation’s internal control over financial reporting is effective.

As reported in its Current Report on Form 8-K filed on November 18, 2015, the Company previously received notification of its noncompliance with Listing Rule 5250(c)(1) for continued listing by the Nasdaq Stock Market (“Nasdaq”) due to its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (the “2015 third quarter 10-Q”). By letter dated January 25, 2016, the Staff of Nasdaq granted an exception to the Company to regain compliance with Rule 5250(c)(1). The exception requires the Company to file the 2015 third quarter 10-Q and its Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 10-K”) by April 29, 2016.

Following completion of the independent forensic accounting review described above, the Company intends to file the 2015 third quarter 10-Q as soon as practicable. No assurance can be given that the Company will be able to file the 2015 third quarter 10-Q and the 2015 10-K (as well as any amendments to previously filed reports that may be required) by April 29, 2016. If the Company fails to do so, Nasdaq will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel.

The Audit Committee has directed management to work with the Company’s outside consultants to design and implement improved processes and procedures to address the weaknesses in the Company’s internal control over financial reporting revealed by the issues described above. The Company is also developing plans to strengthen its accounting department through the addition of new personnel and resources.

The Company is in the process of seeking waivers from its primary bank lender for any defaults under its credit agreement stemming from the foregoing issues.

The foregoing discussion is based on information known to the Company as of the date of this report. Additional information may be discovered through the forensic accounting investigation described above or in the course of management’s preparation of restated financial statements. Such information could result in changes in the Company’s preliminary estimates of the effect of the accounting issues described above and require additional adjustments to previously issued financial statements, as well as identification of other deficiencies or material weaknesses in the Company’s internal control over financial reporting.

The Audit Committee has discussed the matters disclosed in this report with Moss Adams, as well as the Staff of the Securities and Exchange Commission (the “SEC”). The Company is working to complete the preparation or restatement of all financial statements and the satisfaction of other applicable disclosure requirements included in the SEC’s rules and regulations under the Securities Exchange Act of 1934.

Forward-Looking Statements:

The information included in this report regarding changes in executive management, the results of the independent forensic accounting investigation, the ineffectiveness of the Company’s internal control over financial reporting, errors and other issues resulting in the restatement of certain of the Company’s financial statements, and the effects of such events on the Company’s financial condition and results of operations, its relationship with its primary bank lender, compliance with the continued listing requirements of Nasdaq, current and future shareholder litigation, and the ongoing investigation by the SEC, includes forward-looking statements that are subject to risks and uncertainties that may cause actual results or circumstances to differ from those expressed or implied by our forward-looking statements. Additional considerations and other important risk factors affecting the Company's business are described in the Company's reports on Forms 10-K and 10-Q and other filings with the SEC. The forward-looking statements in this report speak only as of the date hereof.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 3, 2016, the employment of James D. Miller, the Company’s Principal Financial and Accounting Officer and its Vice President-Finance, Treasurer and Secretary, was terminated and he was removed from all positions with the Company and its subsidiaries.

At a meeting of the Board held on March 4, 2016, based on the recommendation of the Audit Committee and the Board’s Nominating and Governance Committee, the Board appointed Board member Thomas J. Carley as the Company’s Interim Principal Financial and Accounting Officer. As a result of the appointment, Mr. Carley resigned as Chair and as a member of the Audit Committee. Following Mr. Carley’s resignation, the remaining members of the Audit Committee are Anthony Meeker, James B. Hicks, and Roger L. Johnson, each of whom meets the Nasdaq listing rules regarding independence requirements for service on the Audit Committee. On March 9, 2016, the Board appointed Anthony Meeker as interim Chair of the Audit Committee. The Board is in the process of recruiting an additional independent director who would also serve as Chair of the Audit Committee.

Mr. Carley, age 57, has been a Board member since 2000. He was President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years until February 1998, when the company was sold to D.A. Davidson & Co. Thereafter, he was a research analyst at D.A. Davidson & Co. until December 1999. Mr. Carley was a private investor until July 2006, when he co-founded Portal Capital, an investment management company. Since July 2006, Mr. Carley has acted as principal of Portal Capital with responsibility for all of Portal Capital’s financial and administrative duties. He is also a director of Urth Organic Corporation, a company that distributes organic agricultural products. Mr. Carley also worked in the Audit Department of Price Waterhouse from 1982 to 1988. He has an MBA from the University of Chicago Graduate School of Business, with an emphasis in accounting and finance, and an A.B. degree in Economics from Dartmouth College.

By action taken effective March 4, 2016, the Board’s Compensation Committee approved payment of a salary of $25,000 per month to Mr. Carley in accordance with the Company’s standard payroll practices.

At the direction of the Board, the Company’s Chief Executive Officer has initiated an executive search to locate and vet potential candidates to serve as Principal Financial Officer and Principal Accounting Officer of the Company on a permanent basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.
Dated: March 9, 2016	By:	/s/ Michael L. Elich
Michael L. Elich President and Chief Executive Officer